Exhibit 99.1

GlobalSCAPE Issues Revenue Guidance

December 15, 2006

SAN ANTONIO—(BUSINESS WIRE)—Dec. 17, 2006—GlobalSCAPE (OTCBB:GSCP) expects 4th quarter 2006 revenue to be between $3.3mm and $3.5mm.  It projects 2007 revenues to be in excess of $17.5mm.  “This 4th quarter 2006 guidance represents an 80% growth in revenues over the same period of last year.  The 2007 guidance represents a 40% increase over 2006 combined revenue,” stated Randy Poole, GlobalSCAPE’s President and CEO.  “While the immediate revenue from our Availl acquisition has lagged so far, we are confident that efforts spent over the last several months on ‘bug fixes’ and product improvements will pay off handsomely in 2007.  We are very pleased with our execution of our business plan.”

“Additionally,” added Poole, “GlobalSCAPE is currently in discussions with an unidentified third party regarding a large contract for its Secure Server product.   If this order materializes, it should be in December or January, and it would involve software revenue of $2.5 million.  Once fully installed, maintenance and service revenues should reach approximately $1.2 million annually.  This revenue would be in addition to the above guidance.”

About GlobalSCAPE

GlobalSCAPE is a leading provider of managed and secured file transfer (EFT), wide area file services (WAFS), and continuous data protection software (CDP). Virtually all of the Fortune 100 use GlobalSCAPE products to secure and accelerate their data exchange.  GlobalSCAPE’s innovative managed file transfer solution, Enhanced File Transfer (EFT), enables all types of organizations to speed and automate the secure storage and movement of their data across the corporate firewall to external entities, and help them comply with government mandates such as HIPAA, Sarbanes-Oxley, and GLBA. GlobalSCAPE’s Wide Area File Services (WAFS) deliver transparent, secure file replication that allows companies with branch offices across large geographic distances to replicate files within the corporate firewall to provide local file access speeds to each office, while reducing network utilization and maintaining file coherence and lock semantics. Continuous Data Protection (CDP) is GlobalSCAPE’s real-time, continuous data backup solution that assures that any information on the network, even on distributed and remote servers, can be restored from any point in time in event of data loss.  GlobalSCAPE is headquartered in San Antonio, TX.  For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intend,” “estimate,” and “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K/A Number 1 for the 2005 calendar year, filed on May 3, 2006 with the Securities and Exchange Commission.

Contact:

GlobalSCAPE, Inc., San Antonio

Earl Posey, 210-293-7918

www.globalscape.com